Exhibit 99.1

PondelWilkinson Inc.

2945 Townsgate Road, Suite 200

Westlake Village, CA 91361

Investor Relations	T	(310) 279 5980
Strategic Public Relations	W	www.pondel.com

	CONTACTS:	Mark Astrachan
SVP, Investor Relations & Corporate Development
(951) 739-6200

Roger S. Pondel / Judy Lin
NEWS		PondelWilkinson Inc.
RELEASE		(310) 279-5980

MONSTER BEVERAGE REPORTS 2025 THIRD QUARTER FINANCIAL RESULTS

2025 Third Quarter Highlights

•	Record Quarterly Net Sales rise 16.8 percent to $2.20 billion

•	Operating Income increases 40.7 percent to $675.4 million

•	Net Income increases 41.4 percent to $524.5 million

•	Net Income Per Diluted Share increases 41.1 percent to $0.53 per share

Corona, CA – November 6, 2025 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2025.

Net sales for the 2025 third quarter increased 16.8 percent to $2.20 billion, from $1.88 billion in the same period last year. Net changes in foreign currency exchange rates had a favorable impact on net sales for the 2025 third quarter of $31.8 million. Net sales on a foreign currency adjusted basis (non-GAAP)1 increased 15.1 percent in the 2025 third quarter.

Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 15.8 percent in the 2025 third quarter.

Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, Reign Total Body Fuel® high performance energy drinks, Reign Storm® total wellness energy drinks and Bang Energy® drinks, increased 17.7 percent to $2.03 billion for the 2025 third quarter, from $1.72 billion for the 2024 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Monster Energy® Drinks segment of approximately $28.7 million for the 2025 third quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Monster Energy® Drinks segment increased 16.0 percent in the 2025 third quarter.

Net sales for the Company’s Strategic Brands segment, which primarily includes the various energy drink brands acquired from The Coca-Cola Company, as well as the Company’s affordable energy brands Predator® and Fury®, increased 15.9 percent to $130.5 million for the 2025 third quarter, from $112.6 million in the 2024 third quarter. Net changes in foreign currency exchange rates had a favorable impact on net sales for the Strategic Brands segment of approximately $3.1 million for the 2025 third quarter. Net sales on a foreign currency adjusted basis (non-GAAP) for the Strategic Brands segment increased 13.2 percent in the 2025 third quarter.

1The tables at the end of this press release provide a reconciliation of non-GAAP financial measures to the Company’s results, as reported under GAAP. (See “Reconciliation of GAAP and Non-GAAP Information” below).

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Monster Beverage Corporation

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Net sales for the Alcohol Brands segment, which is comprised of various craft beers, flavored malt beverages and hard seltzers, decreased 17.0 percent to $33.0 million for the 2025 third quarter, from $39.8 million in the 2024 third quarter.

Net sales for the Company’s Other segment, which primarily includes certain products of American Fruits and Flavors, LLC, a wholly owned subsidiary of the Company, sold to independent third-party customers, increased 14.4 percent to $6.8 million for the 2025 third quarter, from $5.9 million in the 2024 third quarter.

Net sales to customers outside the United States increased 23.3 percent to $937.1 million in the 2025 third quarter, from $760.1 million in the 2024 third quarter, representing approximately 43 percent and 40 percent of total reported net sales for the 2025 and 2024 third quarters, respectively. Net sales to customers outside the United States, on a foreign currency adjusted basis (non-GAAP), increased 19.1 percent to $905.3 million in the 2025 third quarter.

Gross profit as a percentage of net sales for the 2025 third quarter increased to 55.7 percent from 53.2 percent in the 2024 third quarter. The increase in gross profit as a percentage of net sales for the 2025 third quarter was primarily the result of pricing actions, supply chain optimization and product sales mix, partially offset by higher promotional allowances, increased aluminum can costs and geographical sales mix.

Distribution expenses for the 2025 third quarter were $82.6 million, or 3.8 percent of net sales, compared with $82.7 million, or 4.4 percent of net sales, in the 2024 third quarter.

Selling expenses for the 2025 third quarter were $214.6 million, or 9.8 percent of net sales, compared with $196.1 million, or 10.4 percent of net sales, in the 2024 third quarter.

General and administrative expenses for the 2025 third quarter were $251.9 million, or 11.5 percent of net sales, compared with $241.1 million, or 12.8 percent of net sales, for the 2024 third quarter. Stock-based compensation was $32.8 million for the 2025 third quarter, compared with $27.5 million in the 2024 third quarter. The increase in stock-based compensation for the 2025 third quarter included $7.4 million related to certain equity awards granted late in the 2025 first quarter that contain a new retirement clause.

Operating expenses for the 2025 third quarter were $549.1 million, compared with $519.9 million in the 2024 third quarter. Adjusted operating expenses (non-GAAP) for the 2025 third quarter were $510.4 million, compared with $474.7 million in the 2024 third quarter. Operating expenses as a percentage of net sales for the 2025 third quarter were 25.0 percent, compared with 27.6 percent in the 2024 third quarter. Adjusted operating expenses (non-GAAP) as a percentage of net sales for the 2025 third quarter were 23.6 percent.

Operating income for the 2025 third quarter increased 40.7 percent to $675.4 million, from $479.9 million in the 2024 third quarter. Adjusted operating income (non-GAAP) for the 2025 third quarter increased 35.6 percent to $705.8 million, from $520.4 million in the 2024 third quarter.

The effective tax rate for the 2025 third quarter was 23.9 percent, compared with 21.8 percent in the 2024 third quarter. The increase in the effective tax rate was primarily attributable to higher income taxes from foreign tax jurisdictions.

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Monster Beverage Corporation

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Net income for the 2025 third quarter increased 41.4 percent to $524.5 million, from $370.9 million in the 2024 third quarter. Adjusted net income (non-GAAP) for the 2025 third quarter increased 36.4 percent to $547.8 million, from $401.5 million in the 2024 third quarter. Net income per diluted share for the 2025 third quarter increased 41.1 percent to $0.53, from $0.38 in the 2024 third quarter. Adjusted net income per diluted share (non-GAAP) for the 2025 third quarter increased 36.2 percent to $0.56, from $0.41 in the third quarter of 2024.

Hilton H. Schlosberg, Chief Executive Officer, said, “The global energy drink category continues to demonstrate solid growth, driven by increasing consumer demand. We again delivered solid financial results in the 2025 third quarter, with record net sales, gross profit dollars, operating income and net income. The results for the quarter reflect the strength of our brands and dedication of our teams around the world. Our Monster Energy Ultra® energy drinks once again contributed significantly to our growth this quarter. Our net sales to customers outside of the United States increased 23.3 percent in the 2025 third quarter to approximately 43 percent of total net sales, up from approximately 40 percent in the 2024 third quarter, and is the highest percentage of net sales to customers outside the United States recorded by the Company to date for a single quarter.

“The quarter’s performance also reflects the success of our product innovations, which are resonating strongly with consumers. Innovation remains central to our long-term growth strategy. We are excited about our 2025 fall new product offerings and our robust slate of planned new product offerings for 2026, including the upcoming launch of FLRT, our female-focused brand, late in the first quarter, which we plan to initially debut in four flavors,” Schlosberg added.

2025 Nine-Months Results

Net sales for the nine-months ended September 30, 2025 increased 8.5 percent to $6.16 billion, from $5.68 billion in the comparable period last year. Net changes in foreign currency exchange rates had an unfavorable impact of $30.6 million on net sales for the nine-months ended September 30, 2025. Net sales on a foreign currency adjusted basis (non-GAAP) increased 9.0 percent in the nine-months ended September 30, 2025. Net sales, excluding the Alcohol Brands segment, on a foreign currency adjusted basis (non-GAAP), increased 9.8 percent in the nine-months ended September 30, 2025.

Gross profit as a percentage of net sales for the nine-months ended September 30, 2025 was 56.0 percent, compared with 53.6 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2025 were $1.57 billion, compared with $1.50 billion in the comparable period last year.

Operating income for the nine-months ended September 30, 2025 increased to $1.88 billion, from $1.55 billion in the comparable period last year.

The effective tax rate for the nine-months ended September 30, 2025 was 23.9 percent, compared with 22.8 percent in the comparable period last year.

Net income for the nine-months ended September 30, 2025 increased 17.6 percent to $1.46 billion, from $1.24 billion in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2025 increased 22.4 percent to $1.48, from $1.21 in the comparable period last year.

Share Repurchase Program

During the 2025 third quarter, no shares of the Company’s common stock were repurchased. As of November 5, 2025, approximately $500.0 million remained available for repurchase under the previously authorized repurchase program.

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Monster Beverage Corporation

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Investor Conference Call

The Company will host an investor conference call today, November 6, 2025, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® drinks, Monster Energy Ultra® energy drinks, Juice Monster® Energy + Juice energy drinks, Java Monster® non-carbonated coffee + energy drinks, Monster Killer Brew™ Triple Shot, Rehab® Monster® non-carbonated energy drinks, Monster Energy® Nitro energy drinks, Reign® Total Body Fuel high performance energy drinks, Reign Storm® total wellness energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Bang Energy® drinks, BPM® energy drinks, BU® energy drinks, Burn® energy drinks, Live+® energy drinks, Mother® energy drinks, Nalu® energy drinks, Play® and Power Play® (stylized) energy drinks, Relentless® energy drinks, Samurai® energy drinks, Ultra Energy® drinks, Predator® energy drinks and Fury® energy drinks. The Company’s subsidiaries also develop and market still and sparkling waters under the Monster Tour Water® brand name. The Company’s subsidiaries also develop and market craft beers, flavored malt beverages and hard seltzers under a number of brands, including Jai Alai® IPA, Dale’s Pale Ale®, Dallas Blonde®, Wild Basin® hard seltzers, The Beast™, Beast™ Tea, Blind Lemon®, Blinder Lemon™ and Michi. For more information visit www.monsterbevcorp.com.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability. The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein. Such risks and uncertainties include, but are not limited to, the following: our ability to sustain and/or surpass the current level of sales of our products, to adapt to changing consumer preferences, and to effectively respond to competitive products and pricing pressures; our ability to implement our growth strategy, including expanding our business in existing and new sectors and achieving profitability within our Alcohol Brands segment; our ability to adapt to the changing retail landscape with the rapid growth in e-commerce retailers and e-commerce websites; our ability to absorb, reduce or pass on to our bottlers/distributors increases in commodity costs, including freight costs; the impact of the current U.S. presidential administration’s policies on our energy drinks due to concerns about sugar-sweetened beverages, particular ingredients, such as food dyes, and the “generally recognized as safe” (GRAS) process; the impact of proposed or adopted domestic and/or foreign legislation to limit or restrict the sale of energy drinks (including the prohibition of the sale of energy drinks to certain demographics, at certain establishments, in certain container sizes or pursuant to certain governmental programs, such as the Supplemental Nutrition Assistance Program (SNAP)); the impact of changes in U.S. trade policies and the threat or imposition of tariffs on, among other things, our supply chain, input costs, inflation or consumer demand for our products; the imposition of new and/or increased excise sales and/or other taxes on our products; our extensive commercial arrangements with The Coca-Cola Company (TCCC) and, as a result, our future performance’s substantial dependence on the success of our relationship with TCCC; the effects of unilateral decisions by bottlers/distributors and/or retailers on our business, including their distribution and placement of our products, their consolidation, their discontinuation, or restriction of the range of, all or any of our products that they carry, their limitations on the sale or sizes of our products, and/or their devotion of less resources to the sale of our products; changes in the price and/or availability of raw materials and other supply chain issues, such as the availability of products, suitable production facilities and/or co-packing arrangements; possible recalls of our products and/or the consequences and costs of defective production; disruption to our manufacturing facilities and operations related to climate, labor, production difficulties, capacity limitations, regulations or other causes; disruption to and/or lack of effectiveness of our information technology systems, including internal and external cybersecurity threats and breaches; adverse publicity surrounding obesity, alcohol consumption and other health concerns related to our products, product safety and quality; liabilities resulting from legal or regulatory proceedings, government investigations, and/or injunctions; the inherent operational risks presented by the alcoholic beverage industry that may not be adequately covered by insurance or lead to litigation relating to the abuse or misuse of our products; the current uncertainty and volatility in the national and global economy and changes in demand due to such economic conditions, including a slowdown in consumer spending generally; and the impact of military conflicts, including supply chain disruptions, volatility in commodity prices, increased economic uncertainty and escalating geopolitical tensions. For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2024 and our subsequently filed quarterly reports. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net sales¹	$2,197,139	$1,880,973	$6,163,290	$5,680,668

Cost of sales	972,653	881,174	2,714,428	2,634,235

Gross profit¹	1,224,486	999,799	3,448,862	3,046,433
Gross profit as a percentage of net sales	55.7%	53.2%	56.0%	53.6%

Operating expenses	549,134	519,883	1,572,142	1,497,363
Operating expenses as a percentage of net sales	25.0%	27.6%	25.5%	26.4%

Operating income¹	675,352	479,916	1,876,720	1,549,070
Operating income as a percentage of net sales	30.7%	25.5%	30.4%	27.3%

Interest and other income (expense), net	14,185	(5,820)	37,522	54,311

Income before provision for income taxes¹	689,537	474,096	1,914,242	1,603,381

Provision for income taxes	165,082	103,177	458,000	365,044
Income taxes as a percentage of income before taxes	23.9%	21.8%	23.9%	22.8%

Net income	$524,455	$370,919	$1,456,242	$1,238,337
Net income as a percentage of net sales	23.9%	19.7%	23.6%	21.8%

Net income per common share:
Basic	$0.54	$0.38	$1.49	$1.22
Diluted	$0.53	$0.38	$1.48	$1.21

Weighted average number of shares of common stock and common stock equivalents:
Basic	976,608	975,841	975,337	1,015,252
Diluted	984,966	983,171	983,532	1,023,912

Energy drink case sales (in thousands) (in 192-ounce case equivalents)	258,387	219,409	720,823	643,033
Average net sales per case²	$8.35	$8.36	$8.38	$8.59

1 Includes $10.1 million and $10.0 million for the three-months ended September 30, 2025 and 2024, respectively, related to the recognition of deferred revenue. Includes $30.0 and $29.9 million for the nine-months ended September 30, 2025 and 2024, respectively, related to the recognition of deferred revenue.

2 Excludes Alcohol Brands segment and Other segment net sales.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND DECEMBER 31, 2024

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,292,939	$1,533,287
Short-term investments	286,391	-
Accounts receivable, net	1,601,216	1,221,646
Inventories	704,586	737,107
Prepaid expenses and other current assets	142,713	107,262
Prepaid income taxes	38,372	42,202
Total current assets	5,066,217	3,641,504

INVESTMENTS	359,174	-
PROPERTY AND EQUIPMENT, net	1,110,705	1,047,024
DEFERRED INCOME TAXES, net	185,321	184,260
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,419,306	1,414,252
OTHER ASSETS	138,907	100,406
Total Assets	$9,611,273	$7,719,089

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$683,030	$466,775
Accrued liabilities	325,450	220,764
Accrued promotional allowances	392,628	267,711
Deferred revenue	47,158	45,809
Accrued compensation	102,131	92,454
Income taxes payable	40,023	4,006
Total current liabilities	1,590,420	1,097,519

DEFERRED REVENUE	164,701	179,008
OTHER LIABILITIES	110,992	110,893
LONG-TERM DEBT	-	373,951

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 5,000,000 shares authorized; 1,130,977 shares issued and 976,997 shares outstanding as of September 30, 2025; 1,126,329 shares issued and 973,079 shares outstanding as of December 31, 2024	5,655	5,632
Additional paid-in capital	5,343,915	5,144,922
Retained earnings	8,905,026	7,448,784
Accumulated other comprehensive loss	(93,382)	(269,487)
Common stock in treasury, at cost; 153,980 shares and 153,250 shares as of September 30, 2025 and December 31, 2024, respectively	(6,416,054)	(6,372,133)
Total stockholders’ equity	7,745,160	5,957,718
Total Liabilities and Stockholders’ Equity	$9,611,273	$7,719,089

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited)

The Company believes the following non-GAAP items are useful to investors in evaluating the Company’s ongoing operating and financial results. The non-GAAP items should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. The non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,197,139	$1,880,973	16.8%	$6,163,290	$5,680,668	8.5%
Currency Impact	(31,754)	N/A		30,620	N/A
Adjusted Net Sales – FX Neutral	$2,165,385	$1,880,973	15.1%	$6,193,910	$5,680,668	9.0%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,197,139	$1,880,973	16.8%	$6,163,290	$5,680,668	8.5%
Alcohol Brands Segment	(33,009)	(39,784)		(105,683)	(137,417)
Adjusted Net Sales – Less Alcohol	$2,164,130	$1,841,189	17.5%	$6,057,607	$5,543,251	9.3%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,197,139	$1,880,973	16.8%	$6,163,290	$5,680,668	8.5%
Alcohol Brands Segment	(33,009)	(39,784)		(105,683)	(137,417)
Currency Impact	(31,754)	N/A		30,620	N/A
Adjusted Net Sales – FX Neutral/Less Alcohol	$2,132,376	$1,841,189	15.8%	$6,088,227	$5,543,251	9.8%

Monster Energy® Drinks Segment	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$2,026,843	$1,722,693	17.7%	$5,679,711	$5,194,552	9.3%
Currency Impact	(28,704)	N/A		26,939	N/A
Adjusted Net Sales	$1,998,139	$1,722,693	16.0%	$5,706,650	$5,194,552	9.9%

Strategic Brands Segment	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$130,501	$112,566	15.9%	$358,727	$330,232	8.6%
Currency Impact	(3,050)	N/A		3,681	N/A
Adjusted Net Sales	$127,451	$112,566	13.2%	$362,408	$330,232	9.7%

Foreign	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Sales	$937,069	$760,102	23.3%	$2,534,495	$2,250,210	12.6%
Currency Impact	(31,754)	N/A		30,620	N/A
Adjusted Net Sales	$905,315	$760,102	19.1%	$2,565,115	$2,250,210	14.0%

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Gross Profit	$1,224,486	$999,799	22.5%	$3,448,862	$3,046,433	13.2%
Alcohol Brands Inv. Reserve	-	10,587		-	10,587
Adjusted Gross Profit	$1,224,486	$1,010,386	21.2%	$3,448,862	$3,057,020	12.8%
Adjusted Gross Profit as a percentage of Net Sales	55.7%	53.7%		56.0%	53.8%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Expenses	$549,134	$519,883	5.6%	$1,572,142	$1,497,363	5.0%
Alcohol Brands Segment	(26,166)	(27,338)		(82,291)	(84,207)
Litigation Provisions	(5,193)	(17,860)		(19,011)	(18,154)
Retirement-Clause Related Stock-Based Compensation[1]	(7,400)	-		(15,269)	-
Adjusted Operating Expenses	$510,375	$474,685	7.5%	$1,455,571	$1,395,002	4.3%
Adjusted Operating Expenses as a percentage of Adjusted Net Sales – Less Alcohol	23.6%	25.8%		24.0%	25.2%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Operating Income	$675,352	$479,916	40.7%	$1,876,720	$1,549,070	21.2%
Alcohol Brands Segment	17,851	22,610		53,972	51,187
Litigation Provisions	5,193	17,860		19,011	18,154
Retirement-Clause Related Stock-Based Compensation[1]	7,400	-		15,269	-
Adjusted Operating Income	$705,796	$520,386	35.6%	$1,964,972	$1,618,411	21.4%

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income	$524,455	$370,919	41.4%	$1,456,242	$1,238,337	17.6%
Alcohol Brands Segment	13,750	17,090		41,511	38,738
Litigation Provisions	3,905	13,468		14,294	13,695
Retirement-Clause Related Stock-Based Compensation[1]	5,678	-		11,725	-
Adjusted Net Income	$547,788	$401,477	36.4%	$1,523,772	$1,290,770	18.1%

Adjustments in this table are net of tax.

	Three-Months Ended		Percentage	Nine-Months Ended		Percentage
	September 30,		Change	September 30,		Change
	2025	2024	25 vs. 24	2025	2024	25 vs. 24
Net Income per common share - Diluted	$0.53	$0.38	41.1%	$1.48	$1.21	22.4%
Alcohol Brands Segment	0.01	0.02		0.04	0.04
Litigation Provisions	0.01	0.01		0.02	0.01
Retirement-Clause Related Stock-Based Compensation[1]	0.01	-		0.01	-
Adjusted Net Income per common share - Diluted	$0.56	$0.41	36.2%	$1.55	$1.26	22.9%

Adjustments in this table are net of tax.

Reconciliation of GAAP and Non-GAAP Information

($ in Thousands, Except Per Share Amounts, unaudited) - continued

1In March 2025, the Company began issuing equity awards containing language that permits certain awards to continue vesting following a recipient’s retirement (the “Retirement Clause”). The Retirement Clause is applicable for award recipients that have (i) attained the age of sixty-five, (ii) completed ten or more years of continuous service, and (iii) provided at least six months’ written notice prior to the last day of service. Since recipients who meet the eligibility conditions of the Retirement Clause are not required to continue providing service following their retirement in order for certain of their awards subject to the Retirement Clause to continue vesting, the service period for such recipients is six months rather than the stated vesting period per the award.